U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Hamilton, Jr.                     R.                  Lee
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   (Last)                           (First)             (Middle)

     c/o AirNet Communications Corporation
     100 Rialto Place, Suite 300
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                                    (Street)

     Melbourne                        FL                32901
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AirNet Communications Corporation (ANCC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     February 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          PRESIDENT AND CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                           02/02/00       M             39,965        A    $0.066
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Common Stock                           02/02/00       M             66,609        A    $1.328
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Common Stock                           02/02/00       M              6,700        A    $3.319     120,809         D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Employee Stock Option                                                           Common
(right to buy)      $0.066    02/02/00  M             5,819   Immed.  09/15/02  Stock      5,819               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             1,884   Immed.  02/19/08  Stock      1,884               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M            13,352   Immed.  02/19/08  Stock     13,352               0     D
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Employee Stock Option                                                           Common
(right to buy)      $3.319    02/02/00  M             1,882   Immed.  07/29/01  Stock      1,882               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               925   Immed.  02/19/08  Stock        925               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               131   Immed.  02/19/08  Stock        131               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               925   Immed.  02/19/08  Stock        925               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               131   Immed.  02/19/08  Stock        131               0     D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             2,501   (1)     02/19/08  Stock      2,501             833     D
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Employee Stock Option                                                           Common
(right to buy)      $3.319    02/02/00  M             2,501   (1)     04/16/02  Stock      2,501             833      D
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Employee Stock Option                                                           Common
(right to buy)      $0.066    02/02/00  M            17,724   (1)     09/15/02  Stock     17,724           5,908      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M            17,724   (1)     02/19/08  Stock     17,724           5,908      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               173   (1)     02/19/08  Stock        173              58      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               173   (1)     02/19/08  Stock        173              58      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             1,228   (1)     02/19/08  Stock      1,228             409      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             1,228   (1)     02/19/08  Stock      1,228             409      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             2,317   (2)     02/19/08  Stock      2,317               0      D
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Employee Stock Option                                                           Common
(right to buy)      $3.319    02/02/00  M             2,317   (2)     07/02/02  Stock      2,317               0      D
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Employee Stock Option                                                           Common
(right to buy)      $0.066    02/02/00  M            16,422   (2)     09/15/02  Stock     16,422               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M            16,422   (2)     02/19/08  Stock     16,422               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               161   (2)     02/19/08  Stock        161               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             1,138   (2)     02/19/08  Stock      1,138               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M               161   (2)     02/19/08  Stock        161               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             1,138   (2)     02/19/08  Stock      1,138               0      D
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Employee Stock Option                                                           Common
(right to buy)      $1.328    02/02/00  M             4,897   (3)     02/15/03  Stock      4,897          14,688      D
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
Explanation of Responses:

(1) The option vests in four equal annual installments beginning April 16, 1997.
(2)  The option vests in two equal annual installments beginning July 2, 1997.
(3) The option vests in four equal annual installments beginning February 19, 1999.



          /s/ R. Lee Hamilton, Jr.                            March 9, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
          R. Lee Hamilton, Jr.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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